Exhibit 99.1

Frontdoor Announces Full-Year 2020 Revenue Increase of 8 Percent to $1.47 Billion

Home Service Plan Growth of 4 Percent

Customer Retention of 76 Percent

$100 Million of Debt Repayment in February 2021

MEMPHIS, TENN. — February 18, 2021 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced fourth-quarter and full-year 2020 results.

Financial Results
	Three Months Ended			Year Ended
	December 31,			December 31,
$ millions (except as noted)	2020	2019	Change	2020	2019	Change
Revenue	$323	$300	8%	$1,474	$1,365	8%
Gross Profit	137	139	(1)%	716	678	6%
Net Income	2	19	(91)%	112	153	(26)%
Diluted Earnings per Share	0.02	0.22	(91)%	1.31	1.80	(27)%
Adjusted Net Income(1)	7	21	(66)%	132	162	(18)%
Adjusted Diluted Earnings per Share(1)	0.08	0.25	(66)%	1.55	1.90	(19)%
Adjusted EBITDA(1)	32	48	(33)%	270	303	(11)%
Home Service Plans (number in millions)				2.25	2.17	4%

Fourth-Quarter 2020 Summary

•	Revenue increased 8 percent to $323 million

•	Gross profit margin of 43 percent

•	Net income of $2 million

•	Adjusted EBITDA(1) of $32 million

Full-Year 2020 Summary

•	Revenue increased 8 percent to $1.47 billion

•	Gross profit margin of 49 percent

•	Net income of $112 million

•	Adjusted EBITDA(1) of $270 million

Full-Year 2021 Outlook

•	Revenue of $1.63 billion to $1.65 billion

•	Gross profit margin of approximately 48 percent

•	Adjusted EBITDA(2) of $280 million to $300 million

“I am extremely proud of how our team successfully navigated the challenging external environment and delivered solid results in 2020,” said Chief Executive Officer Rex Tibbens. “Our home services remain as important as ever in the current stay-more-at-home environment, and we believe the structural changes around home ownership and consumer expectations will provide a significant demand tailwind for years to come. In 2021, we are focused on advancing initiatives to drive double-digit revenue growth, automating processes, expanding our customer retention initiatives and delivering on the vision for our emerging businesses.”

“In 2020, our profit margins were pressured by the COVID-19 pandemic, as well as increased investments to improve efficiency and expand our customer base,” said Chief Financial Officer Brian Turcotte. “We are continuing to take actions to mitigate the impact of higher service requests in the current environment and deliver a superior customer experience over time. While our 2021 outlook reflects accelerated revenue growth, it also includes an elevated rate of service requests continuing through the first half of the year, investments to drive customer demand, and higher inflation.”

Fourth-Quarter 2020 Results

Revenue by Customer Channel
	Three Months Ended
	December 31,
$ millions	2020	2019	Change
Renewals	$220	$204	8%
Real estate (First-Year)	57	56	1%
Direct-to-consumer (First-Year)	41	36	13%
Other	6	3	*

Total	$323	$300	8%

*	not meaningful

Fourth-quarter 2020 revenue increased eight percent over the prior year period. Renewal revenue increased eight percent due to improved price realization and growth in the number of renewed home service plans, driven, in part, by customer retention initiatives. First-year real estate revenue increased one percent, reflecting improved price realization, partly offset by a decline in the number of first-year real estate home service plans. First-year real estate revenue was impacted by a 19 percent decline in existing U.S. home sales during the second quarter as a result of COVID-19, which impacted revenue growth for the remainder of the year. First-year direct-to-consumer revenue increased 13 percent, reflecting growth in the number of home service plans, mostly driven by increased investments in marketing, and improved price realization.

Fourth-quarter 2020 net income was $2 million, or diluted earnings per share of $0.02.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Three Months Ended December 31, 2019	$48
Impact of change in revenue	17
Contract claims costs	(18)
Sales and marketing costs	(6)
Customer service costs	(8)
General and administrative costs	1
Other	(3)

Three Months Ended December 31, 2020	$32

Fourth-quarter 2020 Adjusted EBITDA(1) of $32 million was $16 million lower than the prior year period, as $17 million of higher revenue conversion(3) was more than offset by:

•	$18 million of higher contract claims costs in fourth-quarter 2020 versus prior year, excluding the impact of claims costs related to the change in revenue;

•	$6 million of increased sales and marketing costs, primarily investments to drive growth in home service plans and emerging businesses; and

•	$8 million of higher customer service costs, mostly related to managing a higher number of service requests and investments in customer retention improvement initiatives.

The $18 million increase in contract claims costs was primarily driven by higher costs and number of service requests in the appliance trade, as well as normal inflation across other trades. The increased costs in the appliance trade were driven, in part, by industry-wide appliance and appliance parts availability challenges. These parts availability challenges also resulted in an elevated level of replacements, which increased cost in the appliance trade. The higher number of appliance service requests was mostly the result of customers spending more time at home in response to COVID-19. Contract claims costs also reflect a favorable weather impact of approximately $1 million and process improvement benefits.

Full-Year 2020 Results

Revenue by Customer Channel
	Year Ended
	December 31,
$ millions	2020	2019	Change
Renewals	$1,013	$926	9%
Real estate (First-Year)	263	263	—%
Direct-to-consumer (First-Year)	183	167	9%
Other	16	8	*

Total	$1,474	$1,365	8%

*	not meaningful

Full-year 2020 revenue increased eight percent over the prior year period. Renewal revenue increased nine percent due to improved price realization and growth in the number of renewed home service plans, driven, in part, by customer retention initiatives. First-year real estate revenue was flat, reflecting a decline in the number of first-year real estate home service plans, offset by improved price realization. First-year real estate revenue was impacted by a 19 percent decline in existing U.S. home sales during the second quarter as a result of COVID-19, which impacted revenue growth for the remainder of the year. First-year direct-to-consumer revenue increased nine percent, reflecting growth in the number of home service plans, mostly driven by increased investments in marketing, and improved price realization.

Full-year 2020 net income was $112 million, or diluted earnings per share of $1.31.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Year Ended December 31, 2019	$303
Impact of change in revenue	88
Contract claims costs	(49)
Sales and marketing costs	(42)
Customer service costs	(19)
General and administrative costs	(6)
Other	(5)

Year Ended December 31, 2020	$270

Full-year 2020 Adjusted EBITDA(1) of $270 million was $32 million lower than the prior year period, as $88 million of higher revenue conversion(3) was more than offset by:

•	$49 million of higher contract claims costs in full-year 2020 versus prior year, excluding the impact of claims costs related to the change in revenue;

•	$42 million of increased sales and marketing costs, primarily investments to drive growth in the direct-to-consumer channel; and

•	$19 million of higher customer service costs, mostly related to managing a higher number of service requests and investments in customer retention improvement initiatives.

The $49 million increase in contract claims costs was primarily driven by a higher number of service requests and costs in the appliance trade due to COVID-19, as well as normal inflation across other trades. This includes approximately $36 million of costs directly related to the higher number of appliance service requests. The increased costs in the appliance trade were driven, in part, by industry-wide appliance and appliance parts availability challenges. These parts availability challenges also resulted in an elevated level of replacements, which increased cost in the appliance trade. The higher number of appliance service requests was mostly a result of customers spending more time at home in response to COVID-19. Contract claims costs also reflect a favorable weather impact of approximately $7 million and process improvement benefits.

Cash Flow

	Year Ended December 31,
$ millions	2020	2019
Net cash provided from (used for):
Operating Activities	$207	$200
Investing Activities	(31)	(61)
Financing Activities	(7)	(7)

Cash increase during the period	$170	$132

Net cash provided from operating activities was $207 million for the twelve months ended December 31, 2020, compared to $200 million for the prior year period, as favorable changes in working capital more than offset lower net income.

Net cash used for investing activities was $31 million for the twelve months ended December 31, 2020, compared to $61 million for the prior year period. The decrease was primarily driven by the acquisition of Streem at the end of 2019, partly offset by an $11 million increase in capital expenditures in 2020.

Net cash used for financing activities was $7 million for the twelve months ended December 31, 2020, the same as the prior year period, and was related to required debt payments.

Free Cash Flow(1) was $175 million for the twelve months ended December 31, 2020, compared to $178 million for the prior year period. The decrease was due to higher capital expenditures, partly offset by an increase in cash from operating activities.

Cash increased $47 million to $597 million from September 30, 2020 to December 31, 2020, and included restricted net assets of $180 million and Unrestricted Cash of $418 million.

Available liquidity was $668 million at December 31, 2020, consisting of the $418 million of Unrestricted Cash and an undrawn revolving credit facility of $250 million.

In February 2021, the company repaid $100 million of the outstanding principal amount on the Term Loan Facility.

First-Quarter 2021 Outlook

•	Revenue of $325 million to $330 million.

•	Adjusted EBITDA(2) of $30 million to $35 million, which reflects a continuation of higher service request demand and additional investments in automation.

Full-Year 2021 Outlook

•	Revenue of $1.63 billion to $1.65 billion, or approximately 11 percent to 12 percent higher than the prior year.

•	Gross profit margin of approximately 48 percent, reflecting a continuation of higher appliance service requests into the first half of 2021.

•	Adjusted EBITDA(2) of $280 million to $300 million.

•	Capital expenditures of $35 million to $45 million, primarily consisting of technology investments.

Fourth-Quarter and Full-Year 2019 Earnings Conference Call

Frontdoor has scheduled a conference call today, February 18, 2021, at 3:30 p.m. Central time (4:30 p.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for fourth-quarter and full-year 2020 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-844-750-4895 (or international participants, 1-421-317-5291). Additionally, the conference call will be available via webcast, which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-877-344-7529 and enter conference ID 10151454 (international participants: 1-412-317-0088, conference ID 10151454).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,000 pre-qualified contractor firms that employ approximately 60,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With nearly 50 years of experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic; changes in the source and intensity of competition in our market; weakening general economic conditions; the success of our business strategies; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; weather conditions and seasonality; our dependence on labor availability, third-party vendors, including business process outsourcers, and third-party component suppliers; special risks applicable to operations outside the United States by us or our business process outsource providers; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; cybersecurity breaches, disruptions or failures in our technology systems and our failure to protect the security of personal information about our customers; increases in appliance, parts and system prices, and other operating costs; our ability to protect our intellectual property and other material proprietary rights; and the effects of our substantial indebtedness. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2019 Annual Report on Form 10-K filed and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as such factors may be further updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; Spin-off charges; secondary offering costs; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, Spin-off charges and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company to company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; Spin-off charges; secondary offering costs; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2019 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

For further information, contact:

Investor Relations:

Matt Davis

901.701.5199

ir@frontdoorhome.com

Media:

Nicole Ritchie

901.701.5198

nicole.ritchie@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures.

(2)

A reconciliation of the forward-looking first-quarter and full-year 2021 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)	Revenue conversion is calculated using the estimated gross margin impact of new home service plan revenue along with the impact of price changes.

frontdoor, inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

($ millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$323	$300	$1,474	$1,365
Cost of services rendered	186	161	758	687

Gross Profit	137	139	716	678
Selling and administrative expenses	109	95	467	392
Depreciation and amortization expense	9	6	34	24
Restructuring charges	4	1	8	1
Spin-off charges	—	—	—	1
Interest expense	14	15	57	62
Interest and net investment (income) loss	—	(2)	1	(6)

Income before Income Taxes	1	23	149	204
Provision for income taxes	(1)	5	37	51

Net Income	$2	$19	$112	$153

Other Comprehensive Income (Loss), Net of Income Taxes:
Net unrealized gain (loss) on derivative instruments	3	4	(12)	(12)

Total Comprehensive Income	$5	$23	$100	$141

Earnings per Share:
Basic	$0.02	$0.22	$1.32	$1.81

Diluted	$0.02	$0.22	$1.31	$1.80

Weighted-average Common Shares Outstanding:
Basic	85.3	84.8	85.2	84.7
Diluted	85.7	85.1	85.5	84.9

frontdoor, inc.

Consolidated Statements of Financial Position (Unaudited)

($ millions, except share data)

	As of
	December 31,
	2020	2019
Assets:
Current Assets:
Cash and cash equivalents	$597	$428
Marketable securities	—	7
Receivables, less allowance of $2 in each period	5	11
Prepaid expenses and other assets	24	16

Total Current Assets	626	461

Other Assets:
Property and equipment, net	60	51
Goodwill	512	501
Intangible assets, net	170	191
Operating lease right-of-use assets	15	17
Deferred customer acquisition costs	19	18
Other assets	3	11

Total Assets	$1,405	$1,250

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$55	$48
Accrued liabilities:
Payroll and related expenses	23	17
Home service plan claims	90	66
Interest payable	9	9
Other	32	29
Deferred revenue	187	188
Current portion of long-term debt	7	7

Total Current Liabilities	403	364

Long-Term Debt	968	973
Other Long-Term Liabilities:
Deferred taxes	38	45
Operating lease liabilities	18	20
Other long-term obligations	40	27

Total Other Long-Term Liabilities	96	92

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 85,477,779 shares issued and outstanding at December 31, 2020 and 85,309,260 shares issued and outstanding at December 31, 2019	1	1
Additional paid-in capital	46	29
Accumulated deficit	(75)	(188)
Accumulated other comprehensive loss	(33)	(21)

Total Deficit	(61)	(179)

Total Liabilities and Shareholders’ Equity	$1,405	$1,250

frontdoor, inc.

Consolidated Statements of Cash Flows (Unaudited)

($ millions)

	Year Ended
	December 31,
	2020	2019
Cash and Cash Equivalents at Beginning of Period	$428	$296
Cash Flows from Operating Activities:
Net Income	112	153
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	34	24
Deferred income tax provision	—	(1)
Stock-based compensation expense	17	9
Restructuring charges	8	1
Payments for restructuring charges	(6)	(1)
Spin-off charges	—	1
Payments for spin-off charges	—	(1)
Other	4	4
Change in working capital, net of acquisitions:
Receivables	6	1
Prepaid expenses and other current assets	(2)	2
Accounts payable	7	7
Deferred revenue	—	3
Accrued liabilities	27	(1)
Current income taxes	—	(1)

Net Cash Provided from Operating Activities	207	200

Cash Flows from Investing Activities
Purchases of property and equipment	(32)	(22)
Business acquisitions, net of cash acquired	(5)	(38)
Purchases of available-for-sale securities	(2)	(7)
Sales and maturities of available-for-sale securities	9	9
Other investing activities	—	(4)

Net Cash Used for Investing Activities	(31)	(61)

Cash Flows from Financing Activities
Payments of debt and finance lease obligations	(7)	(7)

Net Cash Used for Financing Activities	(7)	(7)

Cash Increase During the Period	170	132

Cash and Cash Equivalents at End of Period	$597	$428

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ millions, except per share amounts)	2020	2019	2020	2019
Net Income	$2	$19	$112	$153
Amortization expense	3	1	12	6
Restructuring charges	4	1	8	1
Spin-off charges	—	—	—	1
Secondary offering costs	—	—	—	2
Other non-operating expenses(1)	—	1	5	—
Tax impact of adjustments	(2)	—	(6)	(2)

Adjusted Net Income	$7	$21	$132	$162

Adjusted Earnings per Share:
Basic	$0.08	$0.25	$1.55	$1.91
Diluted	$0.08	$0.25	$1.55	$1.90
Weighted-average common shares outstanding:
Basic	85.3	84.8	85.2	84.7
Diluted	85.7	85.1	85.5	84.9

(1)

For the year-ended December 31, 2020, other non-operating expenses includes (a) a loss on investment of $3 million, (b) incremental direct costs related to COVID-19 of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of $1 million. For the three months ended December 31, 2019, other non-operating expenses included acquisition-related transaction costs of $1 million.

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ millions)	2020	2019	2020	2019
Net Cash Provided from Operating Activities	$54	$47	$207	$200
Property Additions	(6)	(7)	(32)	(22)

Free Cash Flow	$48	$40	$175	$178

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ millions)	2020	2019	2020	2019
Net Income	$2	$19	$112	$153
Depreciation and amortization expense	9	6	34	24
Restructuring charges	4	1	8	1
Spin-off charges	—	—	—	1
Provision for income taxes	(1)	5	37	51
Non-cash stock-based compensation expense	4	2	17	9
Interest expense	14	15	57	62
Secondary offering costs	—	—	—	2
Other non-operating expenses(1)	—	1	5	—

Adjusted EBITDA	$32	$48	$270	$303

(1)

For the year-ended December 31, 2020, other non-operating expenses includes (a) a loss on investment of $3 million, (b) incremental direct costs related to COVID-19 of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of $1 million. For the three months ended December 31, 2019, other non-operating expenses included acquisition-related transaction costs of $1 million.

Key Business Metrics

	As of December 31,
	2020	2019
Growth in number of home service plans	4%	3%
Customer retention rate(1)	76%	75%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.